Exhibit 10.2
July 31, 2011
Richard D. Reidy
3 Blueberry Circle
Andover, MA 01810
Dear Rick:
     This is to confirm our agreement relating to your separation from employment with Progress Software Corporation (hereinafter referred to as the “Company”).
     You and the Company have agreed that you shall leave your employment with the Company, including your position as the Company’s President and Chief Executive Officer. You and the Company have also agreed that you shall resign from the Company’s Board of Directors (the “Board”) effective upon the termination of your employment, and by your execution of this letter agreement, you hereby resign from the Board effective as of that date. The Company is commencing a search for your replacement as President and Chief Executive Officer. The Company has requested and you have agreed that you will remain employed by the Company as its President and Chief Executive Officer for a limited period. The period of continuation of your employment from the date of this letter to the termination of your employment as President and Chief Executive Officer is referred to in this letter agreement as the “Interim Service.” You shall remain employed as President and Chief Executive Officer until the earlier of (i) such date as a replacement commences employment with the Company, (ii) such date that it is determined by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld) that you are no longer able to perform your duties due to a physical or mental incapacity, (iii) ten (10) days after the Company provides notice to you of the decision to terminate your employment or (iv) ten (10) days after you provide notice to the Company of the decision to terminate your employment (such earliest date, the “Separation Date”). For purposes of this letter agreement, a termination pursuant to clause (i), (ii) or (iii) of the preceding sentence is referred to as a “Company-Initiated Termination” and a termination pursuant to clause (iv) of the preceding sentence is referred to as a “Qualifying Resignation.” Notwithstanding anything to the contrary in that certain Severance Agreement, dated as of October 13, 2009, between you and the Company (the “Severance Agreement”), any Company-Initiated Termination or Qualifying Resignation shall be an Involuntary Termination for purposes of the Severance Agreement. The Separation Date under this letter agreement shall be considered to be the “Termination Date” as that term is used in the Severance Agreement and, for the avoidance of doubt, shall end the Interim Service.

     As consideration for your Interim Service, the Company will continue to pay you all compensation and benefits as were in effect for you immediately prior to the execution of this letter agreement (subject only to benefit plan changes of general application, if any, during the Interim Service). For the avoidance of doubt, the measurement of when all rights and benefits set forth in the Severance Agreement, including, without limitation, the rights and benefits set forth in Section 3(a) of the Severance Agreement, shall be determined as of the Separation Date. Also for the avoidance of doubt, during your Interim Service all unvested stock options and shares of restricted equity will continue to vest or become nonforfeitable, as applicable, in accordance with the terms of such grants or purchases. Termination of your Interim Service pursuant to the terms of the preceding paragraph will not impact your right to receive the rights and benefits set forth in the Severance Agreement, as modified by this paragraph, in any way.
     In addition, you will be entitled to the Extended Exercise Period as defined below if your employment is terminated either (i) effective before February 29, 2012 by a Company-Initiated Termination or (ii) effective on or after February 29, 2012 by either a Company-Initiated Termination or a Qualifying Resignation. The “Extended Exercise Period” means a twelve (12) month extension of the period for you to exercise all stock options that are vested as of the Separation Date. For the avoidance of doubt, if the Extended Exercise Period applies, you will have approximately fifteen (15) months (i.e., ninety (90) days plus twelve (12) months) after the Separation Date within which to exercise vested stock options. Notwithstanding the foregoing, in no event shall you be entitled to exercise any stock option, whether or not the Extended Exercise Period applies, beyond the original expiration date of such stock option.
     To effectuate Section 6 of the Severance Agreement, you shall be considered to have been tendered the Release of Claims attached hereto as Exhibit A (the “Release”) on the Separation Date. You acknowledge that the execution of the Release within twenty-one (21) days of the Separation Date and the lapsing of your revocation rights under the Release are conditions to the Company’s obligations under Section 3(a) of the Severance Agreement.
     The Company, on behalf of itself and its affiliates, hereby releases and forever discharges you, your heirs, estate, trustees, representatives, attorneys, accountants and agents from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, in law or equity, known or unknown (collectively “Claims”) that, as of the Separation Date, the Company or any of its affiliates then has, ever had, then claims to have or ever claimed to have had against you; provided, however, that this paragraph shall not release you from (i) any obligation set forth in this letter agreement, the Severance Agreement or your Employee Proprietary Information and Confidentiality Agreement signed as of July 9, 1998, as modified by the Severance Agreement, (ii) Claims based on conduct that satisfies the elements of a criminal offense and for which you are determined not to be entitled to indemnification pursuant to Massachusetts General Laws c. 156D, Section 8.55, or (iii) Claims based on acts or omissions that constitute a breach of fiduciary duty (without prejudice to any rights of indemnification that you may have under the Company’s By-Laws). The foregoing release by the Company shall be effective upon the Effective Date (as defined in the Release) following your execution of the Release and the lapsing of your revocation rights thereunder. Notwithstanding the foregoing, the Company shall have the right to declare the release in this paragraph ineffective by written notice to you no later than seven (7) days after the

Effective Date, in which event your release of the Company and other Releasees pursuant to the Release shall no longer be effective.
     The Company agrees that, except as required by law or to enforce the terms of this letter agreement or the Severance Agreement, it shall direct its directors and officers not to make any disparaging statements about you, your employment or its termination at any time during the Restricted Period (as defined in the Severance Agreement). For purposes of this letter agreement, statements in the course of testimony in a legal or regulatory proceeding or in response to an inquiry by a governmental or other regulatory entity shall be considered to be “required by law.”
     If contacted by any person or entity about your employment or separation of your employment from the Company, you agree to provide to the maker of the inquiry, a statement materially consistent with the statement set forth in Exhibit B. Additionally, the Company acknowledges that you shall be entitled to, in cooperation with the Board or its designees, elaborate the reasons for your separation from the Company in discussions with the senior management of the Company in a manner materially consistent with any public statements or internal communications prepared by the Company. For the Company’s part, it agrees that any official statement of the Company that it releases to the media or circulates generally to employees, customers or other groups with which the Company has business relationships shall be materially consistent with Exhibit B. The Company further agrees to direct its directors and officers not to make statements concerning your employment or its termination that are materially inconsistent with Exhibit B.
     The Company agrees that it will pay the reasonable fees of your attorneys in connection with the negotiation of this letter agreement; provided that it shall not be obligated to pay more than $10,000 with respect to such fees.
     Consistent with the arbitration clause contained in Section 9(f) of the Severance Agreement, you and the Company agree that any dispute or controversy arising under or in connection with this letter agreement shall be settled exclusively by final and binding arbitration in Massachusetts, in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event you prevail in an action or proceeding brought to enforce the terms of this letter agreement or to enforce and collect on any non-de minimis judgment entered pursuant to this letter agreement, you shall be entitled to recover all costs and reasonable attorney’s fees.
     Neither by offering to enter into, nor by entering into this letter agreement, does either party admit any failure of performance, wrongdoing, or violation of law.
     Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this letter agreement and agree expressly to perform the obligations under this letter agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this letter agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this paragraph that becomes bound by the terms of this letter agreement by operation of law.
     The terms of this letter agreement and all of the Company’s and your rights hereunder shall inure to the benefit of, and be enforceable by, each of the Company’s and your personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees.
     The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law.
     You acknowledge that before entering into this letter agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose. You further acknowledge that you have entered into this letter agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this letter agreement other than the express terms set forth herein. You further acknowledge that you have read this letter agreement and understand all of its terms, including the Release attached hereto.
     Please acknowledge your acceptance of these terms by signing in the space below.

Sincerely,

Progress Software Corporation

By: Name:	/s/ Michael L. Mark Michael L. Mark
Title:	Chairman of the Board

Accepted and Agreed:

/s/ Richard D. Reidy Richard D. Reidy

July 31, 2011 Date Signed

EXHIBIT A
RELEASE OF CLAIMS
     This Release of Claims (the “Release”) is entered into by Richard D. Reidy (the “Executive”) pursuant to the Severance Agreement dated October 13, 2009 by and between Progress Software Corporation (the “Company”) and the Executive (the “Severance Agreement”), as modified by a letter agreement between the Company and the Executive with a letter date of July 31, 2011 (the “Letter Agreement”). This Release is the “standard waiver and release of claims” referenced in Section 6 of the Severance Agreement. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Severance Agreement. The consideration for the Executive’s agreement to this Release consists of the promise to provide the payments and other consideration pursuant to Section 3(a) of the Severance Agreement, which are conditioned on (i) a termination of the Executive’s employment in accordance with the Letter Agreement (a “Separation”); and (ii) the Executive’s timely execution and nonrevocation of this Release.
     1. Tender of Release. This Release is automatically tendered to the Executive upon the Termination Date as a result of a Separation.
     2. Release of Claims. The Executive voluntarily releases and forever discharges the Company and each of its predecessors, successors, assigns, and current and former members, partners, directors, officers, employees, representatives, attorneys, agents, and all persons acting by, through, under or in concert with any of the foregoing (any and all of whom or which are hereinafter referred to as the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, “Claims”) that the Executive now has, owns or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of Claims includes, without implication of limitation, the release of all Claims:
•	relating to the Executive’s employment by and termination from employment with the Company;
•	of wrongful discharge;
•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of discrimination or retaliation under state law);
•	under any other federal or state statute, to the fullest extent that Claims may be released;
•	of defamation or other torts;
•	of violation of public policy;

•	for salary, bonuses, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
     3. Limitations on Release. Notwithstanding anything in Section 2 of this Release to the contrary, nothing in this Release limits the Executive’s rights under the Severance Agreement (as modified by the Letter Agreement), the Letter Agreement, or any rights to indemnification by the Company that the Executive may have pursuant to any contract, the organizational documents of the Company and its subsidiaries or pursuant to applicable law.
     4. Ongoing Obligations of the Executive. The Executive reaffirms his ongoing obligations under the Severance Agreement, including without limitation his obligations under Section 5 of the Severance Agreement and his Employee Proprietary Information and Confidentiality Agreement signed as of July 9, 1998, as modified by the Severance Agreement, as a condition of receiving the payments and other consideration pursuant to Sections 3(a) of the Severance Agreement.
     5. No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.
     6. Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for a period ending twenty-one (21) days after the Termination Date. In the event the Executive executed this Release within less than twenty-one (21) days after the Termination Date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, the Executive shall deliver a signed Release to the Company’s Deputy General Counsel within such twenty-one (21) day period. For a period of seven (7) days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s General Counsel on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).
     7. Other Terms.
          (a) Legal Representation; Review of Release. The Executive acknowledges that he has been advised to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.
          (b) Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.
          (c) Amendment. This Release may be amended only upon a written agreement executed by the Executive and the Company, provided, that the Executive may unilaterally revoke this Release pursuant to Section 6 of this Release.

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          (d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.
          (e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or the Executive.
          (f) Entire Agreement; Absence of Reliance. The Executive acknowledges that he is not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release other than the promises and representations contained in the Severance Agreement (as modified by the Letter Agreement) and the Letter Agreement.
So agreed by the Executive.

Richard D. Reidy	Date

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EXHIBIT B
STATEMENT CONCERNING MR. REIDY’S SEPARATION FROM EMPLOYMENT
     Rick will leave Progress Software Corporation when a successor is named. An external search will be initiated immediately. At the request of the company’s board of directors, Rick will continue as President and CEO of the company until a successor is named.
     Rick has held numerous leadership positions at the enterprise software company during his 27-year tenure. He was appointed President and CEO in March 2009 and provided the vision and leadership for Progress Software’s repositioning and its current business strategy. During this time, Rick restructured the company, unifying its product and solution portfolio into the company’s current “One Progress” structure, creating a more focused go-to-market discipline.
     As stated by Michael Mark, Chairman of the Progress Board of Directors: “We deeply appreciate Rick’s excellent leadership through what have been transformative years and we’re thankful for the strong contributions Rick has made to Progress Software since its early days. We are also grateful he has chosen to lead the company in the coming months as we search for a permanent CEO.”
     Rick commented: “Progress Software has undergone a profound and successful transformation over the past few years. We have repositioned and refocused the company in exciting new high growth areas and are executing well. New leadership will help accelerate our strategy going forward. Progress has a rich 30 year history of providing compelling products, solutions and service, all of which continue to drive success for our customers and partners. I would like to thank every Progress employee, customer and partner for the contributions they continue to make to the company’s success.”
     Rick will continue to serve on the company’s board of directors until his departure date. The terms of Rick’s departure were mutually agreed upon by Rick and the Progress board of directors.